                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44532
                              Zero Coupon Convertible Senior Debentures due 2020
                                                           CUSIP No. 629568 AC 0

                             NABORS INDUSTRIES, INC.

               PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 25, 2000
                      TO PROSPECTUS DATED SEPTEMBER 6, 2000

         The selling securityholders table on pages 7 and 8 of the prospectus, as previously supplemented, is further amended by this supplement no. 2 to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                                                           ZERO COUPON CONVERTIBLE DEBENTURES
                                                                           ----------------------------------
                                                                                        DUE 2020
                                                                                        --------
SELLING SECURITYHOLDER                                                    AMOUNT                 AMOUNT OFFERED
----------------------                                                    BENEFICIALLY OWNED     FOR SALE
                                                                          ------------------     --------------
Amerisure Companies/Michigan Mutual Insurance Company                     $     450,000          $     450,000
Associated Electric & Gas Insurance Services Limited                      $   1,300,000          $   1,300,000
Attorneys' Title Insurance Fund, Inc.                                     $     250,000          $     250,000
Blue Cross Blue Shield of Florida                                         $   2,000,000          $   2,000,000
California State Automobile Association Inter-Insurance                   $     950,000          $     950,000
CapitalCare, Inc.                                                         $      55,000          $      55,000
CareFirst of Maryland, Inc.                                               $     250,000          $     250,000
City of Birmingham Retirement & Relief System                             $   1,000,000          $   1,000,000
Conseco Annuity Assurance - Multi-Bucket Annuity Convertible Bond Fund    $   2,000,000          $   2,000,000
Conseco Annuity Assurance Company - Convertible                           $     500,000          $     500,000
Conseco Fund Group - Convertible Securities Fund                          $     500,000          $     500,000
Credit Suisse First Boston Corporation                                    $  11,400,000          $  11,400,000
Deephaven Domestic Convertible Trading Ltd.                               $   5,000,000          $   5,000,000
Delta Airlines Master Trust                                               $   4,300,000          $   4,300,000
Dorinco Reinsurance Company                                               $   1,300,000          $   1,300,000
FreeState Health Plan, Inc.                                               $      65,000          $      65,000
Genesee County Employees' Retirement System                               $     400,000          $     400,000
Greek Catholic Union                                                      $      60,000          $      60,000
Greek Catholic Union II                                                   $      60,000          $      60,000
Group Hospitalization and Medical Services, inc.                          $     290,000          $     290,000
Hamilton Partners Limited                                                 $   8,000,000          $   8,000,000
HealthNow New York, Inc.                                                  $     300,000          $     300,000
J.P. Morgan Securities, Inc.                                              $  25,250,000          $  25,250,000
Macomb County Employees' Retirement System                                $     300,000          $     300,000
Merrill Lynch Pierce Fenner & Smith, Inc.(1)                              $   2,000,000          $   2,000,000
Morgan Stanley & Co.(1)(2)                                                $  35,000,000          $  35,000,000
Nashville Electric Service                                                $     375,000          $     375,000
NORCAL Mutual Insurance Company                                           $     350,000          $     350,000
Pacific Specialty (Convertibles)(3)                                       $     150,000          $     150,000
PIMCO Convertible Bond Fund(3)                                            $   3,500,000          $   3,500,000
PIMCO Private Mortgage                                                    $  31,000,000          $  31,000,000
Retirement Pension Plan of the California State Automobile Association    $     150,000          $     150,000
Southern Farm Bureau Life Insurance Company                               $   1,200,000          $   1,200,000
The Fondren Foundation                                                    $     150,000          $     150,000

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(1) This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.
(2) Morgan Stanley & Co. Incorporated was the initial purchaser of these securities in the Rule 144A offering in which these securities were issued. The amount listed in this supplement no. 2 is in addition to the amount for this shareholder listed in the prospectus, as previously supplemented.
(3) The amount listed in this supplement no. 2 is in addition to the amount for this shareholder listed in the prospectus, as previously supplemented.